Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO 1847 ASIEN INC., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1847 ASIEN INC.

6% AMORTIZING PROMISSORY NOTE

U.S. $1,037,500	July 29, 2020

FOR VALUE RECEIVED, 1847 Asien Inc., a Delaware corporation (“Maker”) hereby promises to pay to Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (the “Holder”) the principal sum of One Million, Thirty-Seven Thousand Five Hundred Dollars ($1,037,500) (the “Principal”) in lawful money of the United States of America, together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This Note is issued pursuant to the terms of that certain Securities Purchase Agreement, dated July 29, 2020, as amended (the “Purchase Agreement”), between Maker and the Holder, pursuant to which Maker is purchasing from Holder 415,000 shares of common shares of 1847 Holdings LLC (“Holdings”) that, in the aggregate, have a value as mutually agreed by the parties that is equal to Eight Hundred Thirty Thousand Dollars ($830,000), which are all of the common shares of Holdings that are held by the Holder. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment. One-half (50%) of the outstanding principal amount of this Note ($518,750) (the “Amortized Principal”) and all accrued interest thereon shall be amortized on a two-year straight-line basis and payable quarterly in accordance with the amortization schedule set forth on Exhibit A to this Note (the “Amortization Schedule”). The second-half (50%) of the outstanding principal amount of this Note ($518,750) (the “Unamortized Principal”) with all accrued, but unpaid interest thereon shall be paid on the Second Anniversary of the date of this Note (the “Maturity Date”) along with any other unpaid principal or accrued interest thereon. All payments of interest and principal shall be in lawful money of the United States of America.

2. Interest. Interest (the “Interest”) shall accrue on the unpaid Principal from the date hereof until such Principal is repaid in full at the rate of six percent (6%) per annum. Interest on the Amortized Principal shall be paid in accordance with the Amortization Schedule with all unpaid Interest on the Amortized Principal, if any, being paid on the Maturity Date or the date of the redemption of this Note and Interest on the Unamortized Principal shall be paid on the Maturity Date or the date of the redemption of this Note. All computations of the Interest rate hereunder shall be made on the basis of a 360-day year of twelve 30-day months. In the event that any Interest rate provided for herein shall be determined to be unlawful, such Interest rate shall be computed at the highest rate permitted by applicable law. Any payment by Maker of any Interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the Principal of this Note without prepayment premium or penalty.

3. Redemption. Maker will have the right to redeem all or any portion of the Note at any time prior to the Maturity Date without premium or penalty of any kind. The redemption price will be payable in cash and is equal to the then outstanding principal amount of this Note plus accrued but unpaid interest thereon.

4. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Maker shall default in the payment of the Principal or accrued Interest as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b) Maker shall default in any material manner in the observance or performance of any covenants or agreements set forth in the Purchase Agreement, this Note or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement (collectively, the “Transaction Documents”); or

(c) Maker materially breaches any representation or warranty contained in the Transaction Documents; or

(d) Maker shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Maker or any of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Maker or for any part of its property; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Maker, and, if such case or proceeding is not commenced by Maker or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by Maker or shall result in the entry of an order for relief; (v) grant collateral to secure indebtedness in preference to the Junior Indebtedness without the approval of Holder, which such approval shall not be unreasonably withheld;

then, and so long as such Event of Default is continuing for a period of two (2) business days in the case of non-payment under Section 4(a), or for a period of thirty (30) calendar days in the case of events under Sections 4(b) and 4(c) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to Maker from the Holder, all obligations of Maker under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity. If an Event of Default specified in Section 4(d) above occurs, the Principal of, and accrued Interest on, the Note shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

5.	Subordination.

(a) All claims of the Holder to principal, interest and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) is hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Senior Indebtedness (as defined below). No payment under Junior Indebtedness shall be made by the Maker, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “default” or “event of default” under any agreements governing any of the Senior Indebtedness or (ii) the maturity of any of the Senior Indebtedness has been accelerated and such acceleration has not been waived or such Senior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Senior Indebtedness accelerates such Senior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Maker is permitted under the terms of the Senior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Senior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder).

(b) Upon any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Maker, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness of the Maker shall first be paid in full, or payment thereof provided for in money, before any payment is made under Junior Indebtedness; and upon any such dissolution or winding up or liquidation or reorganization, any distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which the Holder as holder of the Junior Indebtedness would be entitled except for the provisions hereof, shall be paid by the Maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder if received by Holder, directly to the holder of the Senior Indebtedness, or its representatives, to the extent necessary to pay all such Senior Indebtedness in full, in money, after giving effect to any concurrent prepayment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder with respect to the Junior Indebtedness.

(c) If the holders of the Senior Indebtedness in good faith believe Holder may fail to timely file a proof of claim in any such proceeding, the holder(s) of the Senior Indebtedness may do so for Holder.

(d) In the event that any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, prohibited by the foregoing shall be received by the Holder before all the Senior Indebtedness is paid in full, or provisions made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, as their respective interests may appear, for application to the payment of all the Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full, in money, in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(e) The provisions hereof are solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand and the Holder as holder of the Junior Indebtedness on the other hand, and nothing herein shall impair, as between the Maker and the Holder, the obligations of the Maker under the Junior Indebtedness, which are unconditional and absolute. With this in mind, notwithstanding the other provisions of this Section 4, if and so long as all documents governing the Senior Indebtedness permit one of the actions restricted by this Section 4, the restriction shall be waived and the restricted action permitted hereunder.

(f) No right of any present or future holder of any Senior Indebtedness to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or any act or failure to act, in good faith, by any such holder of the Senior Indebtedness, or any noncompliance by the Maker with the terms, provisions and covenants hereof, regardless of any knowledge thereof any holder of the Senior Indebtedness may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Holder to the holders of the Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or create, renew or alter, the Senior Indebtedness, or otherwise amend or supplement in any manner the Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Indebtedness; (iii) release any person liable or contingently liable in any manner for the payment or collection of the Senior Indebtedness; and/or (iv) exercise or refrain from exercising any rights against the Maker or any other person.

(g) Each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note.

(h) Notwithstanding the provisions of this Section 4, the Holder shall not be charged with knowledge of the existence of facts which would prohibit the making of any payments on the Junior Indebtedness unless and until the holder(s) of the Senior Indebtedness or their representatives send written notice to Holder of same.

(i) Subject to the payment in full of all the Senior Indebtedness, Holder as holder of the Junior Indebtedness shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness until the Senior Indebtedness shall be paid in full.

(j) The Holder shall confirm (in writing) the above subordination provisions if requested by any holder of the Senior Indebtedness, and shall execute and deliver such additional subordination agreements, consistent with the foregoing as any holder of Senior Indebtedness may require.

(k) For purposes hereof, “Senior Indebtedness” means all indebtedness of the Maker, whether outstanding on the date of the execution of this Note or thereafter created, to banks, insurance companies and other financial institutions or funds, unless in the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not senior in right of payment to this Note. Senior Indebtedness shall also include indebtedness for taxes owed to federal or state agencies and other indebtedness of the Maker that by operation of law has a right that is senior to the Junior Indebtedness.

5. Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of Maker for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of Maker.

6. Mutilated, Destroyed, Lost or Stolen Note. If this Note shall become mutilated or defaced, or be destroyed, lost or stolen, Maker shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note certificate. In the case of a mutilated or defaced Note certificate, the Holder shall surrender such Note certificate to Maker. In the case of any destroyed, lost or stolen Note certificate, the Holder shall furnish to Maker: (i) evidence to its satisfaction of the destruction, loss or theft of such Note certificate and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by Maker to hold Maker harmless.

7. Waiver of Demand, Presentment, etc. Maker hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. Maker agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

8. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of Principal and Interest hereunder and shall satisfy and discharge the liability for Principal and Interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued Interest then due and payable and the remainder applied to Principal.

9. Assignment. The rights and obligations of Maker and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment attached hereto as Exhibit B and surrender and deliver this Note, duly endorsed, to Maker’s office or such other address which Maker shall designate, upon receipt of which a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and principal are payable only to the registered Holder of this Note set forth on the books and records of Maker.

10. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Maker and the Holder.

11. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the provisions of the Purchase Agreement.

12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced solely and exclusively in accordance with the laws of the state of California without regard to any statutory or common-law provision pertaining to conflicts of laws. The Parties agree that state and federal courts of competent jurisdiction in the State of California shall have concurrent jurisdiction for purposes of entering temporary, preliminary and permanent injunctive relief with regard to any action arising out of any breach or alleged breach of the Note. The Parties agree to submit to the personal jurisdiction of such courts and any other applicable court within the state of California. The Parties further agree that the mailing of any process shall constitute valid and lawful process against each Party hereto. The Parties waive any claim that that any of the foregoing courts is an inconvenient forum.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14. Headings. Section headings in this Note are for convenience only and shall not be used in the construction of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be issued as of the date first above written.

1847 Asien Inc.

By:	/s/ Robert D. Patterson
Name:	Robert Patterson
Title:	Chief Executive Officer

Exhibit A

Amortization Schedule

Quarterly payments begin on October 1, 2020 and shall be made on each January 1, April 1, July 1, and October 1 thereafter, and the balance of unpaid principal and accrued, but unpaid interest thereon, being fully paid on the Maturity Date.

Quarterly Payment No.	Payment Amount	Principal	Interest	Remaining Amortized Principal Balance (50% of Total Principal)
1	$69,296.71	$61,515.46	$7,781.25	$457,234.54
2	$69,296.71	$62,438.19	$6,858.52	$394,796.35
3	$69,296.71	$63,374.76	$5,921.95	$331,421.59
4	$69,296.71	$64,325.39	$4,971.32	$267,096.20
5	$69,296.71	$65,290.27	$4,006.44	$201,805.93
6	$69,296.71	$66,269.62	$3,027.09	$135,536.31
7	$69,296.71	$67,263.67	$2,033.04	$68,272.64
8	$69,296.73	$68,272.64	$1,024.09	$0.00
TOTALS:	$554,373.70	$518,750.00	$35,623.70

Exhibit B

FORM of assignment

TO: 1847 Asien Inc.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________ (name), __________________________________________ (address), US$____________ of 6% Amortizing Promissory Note (“Note”) of 1847 Asien Inc. (the “Company”), including any and all accrued and unpaid interest owing thereon, registered in the name of the undersigned on the records of 1847 Asien Inc. represented by the within certificate, and irrevocably appoints ___________________ the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

DATED this ________ day of, __________________, 20 ____.

(Signature of Registered Note Holder)

(Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the face of the Note.

2.	If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to 1847 Asien Inc.